Eurosite Power Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@eurositepower.co.uk www.eurositepower.co.uk

Investor Contact:                              Media Contact:
Ariel F. Babcock, CFA                          Paul Hamblyn
+1 781.466.6413                              +44 792.085.9540
ariel.babcock@eurositepower.co.uk                      paul.hamblyn@eurositepower.co.uk

EuroSite Power Inc. Reports Second Quarter 2016 Financial Performance

Margin improvement demonstrates strong execution on cost control initiatives while investing for growth

WALTHAM. Mass - August 11, 2016 - EuroSite Power Inc. (OTCQX: EUSP, the "Company"), an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and leisure centers in the United Kingdom (UK) and Europe, reported total revenues of $640,437 for the second quarter of 2016, compared to $542,973 for the same period in 2015, an increase of 18.0%. Gross margin excluding depreciation improved by over 40% compared with second quarter of 2015 (10.3 percentage points improvement) to a strong 34.4%.

EuroSite Power’s Managing Director Paul Hamblyn commented, “While 18.0% growth in revenues is a very respectable result, on a local currency (British pounds, GBP£) basis we did even better, delivering a compelling 26% growth in total revenues, a testament to the high utilization rates achieved in the quarter by our installed fleet.”
Overall gross margin grew by 9.8 percentage points to 16.1% for second quarter of 2016, a significant improvement over the 6.3% overall gross margin reported last year. Notably, second quarter gross margins benefited from strong reductions in contract maintenance and installation expense as well as lower fuel expense as a percent of total revenue. GAAP diluted loss per share (EPS) was $0.01 for the second quarter of 2016 and $0.00 second quarter of 2015.

One new installation was commissioned in the period bringing total operational systems at quarter end to 31, compared to just 27 operational systems at June 30, 2015, with a total installed capacity of 3,178 kW and long term total contract value of operational systems of approximately GBP£54.2 million on a local currency basis, or $86.01 million. Total systems under contract (both operating and in backlog) at quarter end was 38; totaling 4,498 kW of capacity for a combined lifetime contract value of approximately GBP£70.3 million on a local currency basis, or $102.12 million.
Speaking about the results, EuroSite Power Chief Executive Officer Dr. Elias Samaras noted, “This was a quarter full of notable milestones for our Company. We raised over $7 million in early May, allowing us to fully pay off our outstanding note while still leaving plenty of cash to fund ongoing operations and growth initiatives. Then, just a few weeks later in late June, we completed a deal which produced a significant reduction in our convertible debt. I am pleased to note today that, with just $300,000 in convertible debt remaining and a very strong cash position, the balance sheet of EuroSite Power has never been stronger. This strong balance sheet position along with our project financing arrangements gives us the flexibility to aggressively grow the business; something the team is already taking advantage of by investing in engineering, sales and marketing initiatives.”
Mr. Hamblyn, added, “Operationally we were able to deliver on several of management’s key initiatives during the second quarter. We enjoyed a significant reduction in fuel expense while also making progress in reducing maintenance expense, a continuing benefit of bringing maintenance service in-house. In early April the Company signed the first On-Site Utility customer, Abbeycroft Leisure, to a gas resale agreement. So far, Abbeycroft Leisure’s arrangement to purchase gas via EuroSite Power and Corona Energy for three of their sites has generated meaningful savings for Abbeycroft as well as better gross margins for EuroSite. The deal is expected to produce a saving for the customer of over GBP£83,000 while delivering some GBP£30,000 additional revenue for us and, more importantly enhancing our margins by up to a third - delivering over GBP£20,000 of additional cash into the business. Also of note during the quarter, in May the Company commissioned our first system at a new build site. Flitwick Leisure Centre’s CHP system was brought online nearly three months ago and we are very pleased with results to-date. Being part of new-build construction was a first for the company and we hope to use this site as a strong demonstration of how expert energy solutions provided by EuroSite Power may help building developers achieve their targeted carbon reduction rates. Lastly, as the quarter ended we also closed a further On-Site Utility agreement with The Celtic Manor Resort, our largest single system to date at 400kW and another deal secured using funding from Societe Generale.”

Major Highlights:

Financial

•
Total revenue increased by 18.0% to $640,437 for the second quarter of 2016, compared to $542,973 for the second quarter of 2015. On a local currency basis, total revenue was GBP£446,718 for Q2 2016, 26% growth over £354,514 in revenue for Q2 2015.

•
Energy revenue for the second quarter of 2016 grew by 20.2% to $640,014 compared to $532,604 for the second quarter of 2015. On a local currency basis, energy revenue grew 28.4% to £446,423, up from £347,744 in Q2 2015.

•
Gross margin, excluding depreciation, improved to 34.4% for the second quarter of 2016, versus 24.1% for the second quarter of 2015. Overall gross margin improved to 16.1% for the second quarter of 2016, compared to 6.3% for the second quarter of 2015.

•
Total revenue value of all contracted On-Site Utility energy agreements as of June 30, 2016 was approximately $102.12 million using various market assumptions and estimates made by management, compared to $101.1 million as of June 30, 2015. On a local currency basis, total revenue value of all contracted On-Site Utility energy agreements at the end of the most recent quarter was GBP£70.3 million compared to GBP£59.7 million on June 30, 2015.

•
In May the Company raised, via private placement of its common stock, $7.25 million at $0.575 per share. The funds were used first to pay down $2 million in debt outstanding with the remainder devoted to supporting operations and growth initiatives.

•
On June 28, 2016 the Company further strengthened the balance sheet via substantial reduction in outstanding convertible debt. In total 3,909,260 common shares were issued at $0.54 per share in exchange for $2.1 million in senior notes, additional accrued interest was also converted on the same terms. As the price used to convert the debentures was less than the contractual conversion price, the difference in fair value of the incremental shares issued over and above the contractually required amount - a difference of $224,782 - was expensed as debt conversion expense. Following the conversion just $300,000 in 4% senior convertible debt, due June 2017, remains outstanding.

Sales and Operations

•
Total energy production for the second quarter of 2016 of 9,438,567 kWh exceeds total generation for the prior comparable period by over 2.42 million kWh, a 34.4% improvement over prior year results. Energy production benefited from the increase in operational systems as well as improved utilization rates.

•	Total operational systems at June 30, 2016 was 31 with a total installed capacity of 3,178 kW, this favorably compares with just 27 systems totaling 2,705 kW of installed capacity at June 30, 2015.

•	The current contracted project backlog is 7 systems for a total of 1,320 kW in capacity. This compares with June 30, 2015 contracted project backlog of 9 systems for a total of 909 kW in capacity.

•
Cost of sales benefited from a 10.5 percentage point improvement as a percent of total revenues when compared with second quarter 2015. The Company continued to benefit from lower fuel prices, the gas purchase arrangement with Corona Energy, and cost savings related to bringing maintenance in house.

•
Operating expenses were higher as the Company invested in additional engineering personnel, advertising and marketing initiatives. Selling expense was adversely impacted by a one-time write down of a project-related bad debt while General and Administrative expense includes a nearly $75,000 adverse swing related the impact of currency exchange rate fluctuations in the period.

EuroSite Power will host a conference call and webcast today at 10:00 a.m. Eastern Time to discuss the quarterly financial results in more detail. To listen to the audio portion, dial toll free (844) 492-3726 within the U.S., toll free (855) 669-9657 from Canada, or +1 (412) 542-4187 from other international locations. Participants should ask to be joined to the EuroSite Power earnings call. We suggest participants begin dialing at least 10 minutes prior to the scheduled starting time. Alternately, to register for and listen to the live webcast, please go to http://investors.eurositepower.co.uk/EuroSite-Power-Q216-Earnings-Conference-Call.

The earnings conference call will be recorded and available for playback one hour after the end of the call through August 18, 2016. To listen to the playback, dial (877) 344-7529 within the U.S., (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and use Replay Access Code 10090418.

About EuroSite Power
EuroSite Power Inc. is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through On-Site Utility energy solutions. For more information about our unique efficient power solutions please visit www.eurositepower.co.uk and follow us on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings, including its annual report on Form 10-K for the fiscal year ended December 31, 2015. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

EUROSITE POWER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,127,424	$587,819
Accounts receivable	251,528	303,782
UK energy tax incentives receivable	—	369,485
Value added and other tax receivable	(3,012)	(5,297)
Inventory	189,124	137,093
Other current assets	31,065	57,152
Total current assets	5,596,129	1,450,034
Property and equipment, net	7,617,753	7,516,262
Other assets, long-term	8,124	11,004
TOTAL ASSETS	$13,222,006	$8,977,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$212,166	$313,293
Due to related party	43,534	98,979
Accrued expenses and other current liabilities	230,803	286,814
Total current liabilities	486,503	699,086
Long-term liabilities:
Convertible debentures	—	1,585,264
Convertible debentures due to related parties	311,035	951,158
Note payable - related party	—	2,000,000
Total liabilities	797,538	5,235,508
Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 82,265,056 and 65,747,100 issued and outstanding at June 30, 2016 and December 31, 2015, respectively.	82,265	65,747
Additional paid-in capital	21,989,972	12,224,064
Accumulated deficit	(9,647,769)	(8,548,019)
Total stockholders' equity	12,424,468	3,741,792

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,222,006	$8,977,300

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015

Revenues
Energy revenues	$640,014	$532,604
Turnkey & other revenues	423	10,369
	640,437	542,973
Cost of sales
Fuel, maintenance and installation	420,366	412,207
Depreciation expense	116,726	96,744
	537,092	508,951
Gross profit	103,345	34,022

Operating expenses
General and administrative	332,168	130,405
Selling	160,405	107,023
Engineering	90,006	43,437
	582,579	280,865
Loss from operations	(479,234)	(246,843)
Other income (expense)
Interest income	3,313	1,615
Interest expense, net of debt premium amortization	(7,586)	(11,749)
Debt conversion expense	(224,782)	—
	(229,055)	(10,134)

Loss before income taxes	(708,289)	(256,977)
Provision (benefit) for income taxes	—	2,188
Net loss	$(708,289)	$(254,789)

Net loss per share - basic and diluted	$(0.01)	$—
Weighted-average shares outstanding - basic and diluted	72,622,316	65,747,100

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015

Revenues
Energy revenues	$1,325,730	$1,063,252
Turnkey & other revenues	1,739	27,775
	1,327,469	1,091,027
Cost of sales
Fuel, maintenance and installation	851,763	827,179
Depreciation expense	229,721	187,136
	1,081,484	1,014,315
Gross profit	245,985	76,712

Operating expenses
General and administrative	632,260	433,745
Selling	293,334	236,472
Engineering	178,496	74,155
	1,104,090	744,372
Loss from operations	(858,105)	(667,660)
Other income (expense)
Interest income	3,439	4,312
Interest expense, net of debt premium amortization	(20,302)	(24,026)
Debt conversion expense	(224,782)	—
	(241,645)	(19,714)

Loss before income taxes	(1,099,750)	(687,374)
Benefit for income taxes	—	2,188
Net loss	$(1,099,750)	$(685,186)

Net loss per share - basic and diluted	$(0.02)	$(0.01)
Weighted-average shares outstanding - basic and diluted	69,203,700	65,747,100

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,099,750)	$(685,186)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	233,455	188,332
Non-cash debt conversion and interest expense	235,782	—
Amortization of convertible debt premium	(41,123)	(48,144)
Stock-based compensation	116,290	56,146
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	52,254	(28,241)
UK energy tax incentives receivable	369,485	636,661
Value added and other tax receivable	(2,285)	37,304
Inventory	(52,031)	(10,037)
Prepaid and other current assets	26,087	(17,449)
Other assets, long-term	2,880	2,880
Increase (decrease) in:
Accounts payable	(101,127)	42,016
Due to related party	(55,445)	2,972
Accrued expenses and other current liabilities	(56,011)	68,236
Net cash provided by (used in) operating activities	(371,539)	245,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(334,946)	(835,433)
Net cash used in investing activities	(334,946)	(835,433)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on note payable - related party	(2,000,000)	(1,000,000)
Proceeds from sale of common stock, net of costs	7,246,090	—
Net cash provided by (used in) financing activities	5,246,090	(1,000,000)

Net increase (decrease) in cash and cash equivalents	4,539,605	(1,589,943)
Cash and cash equivalents, beginning of the period	587,819	3,776,852
Cash and cash equivalents, end of the period	$5,127,424	$2,186,909

Supplemental disclosures of cash flow information:
Taxes paid	$—	$9,511
Interest paid	$66,764	$90,871
Common Stock exchanged for convertibles debentures, non-cash	$2,184,264	$—